EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) made effective as of the 25th day of March 2006 (the “Effective Date”), by and between INTERSTATE DATA USA, INC., a Delaware corporation (referred to as the “Corporation”), with its principal operating offices located in Houston, Texas, and RANDY R. CARPENTER, an individual resident of the State of Kentucky (referred to as “Employee”).

WITNESSETH

WHEREAS, the Corporation is engaged in the business of providing on - line interstate highway mapping and other related services (the “Business”); and

WHEREAS, heretofore the Employee has served as the President of the Corporation;

WHEREAS, the Corporation desires to employ Employee as an employee and as its President; and.

WHEREAS, Employee is willing to accept such employment by Corporation, on the terms and subject to the conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, for and in consideration of the premises and mutual agreements herein set forth, and other good and valuable consideration, the receipt of which is hereby acknowledged, Employee and Corporation covenant and agree as follows:

1. DEFINITIONS

For the purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1:

“Agreement” this Employment Agreement, as amended from time to time.

“Base Salary” as defined in Section 3.1(a).

“Benefits” as defined in Section 3.1(b).

“Board of Directors” the board of directors of the Corporation.

“Cause” as defined in Section 7.3.

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“Confidential Information” any and all

(a) trade secrets concerning the business and affairs of the Corporation and its subsidiaries and affiliates (collectively, the “Affiliates”), business models, data, know - how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas;

(b) certain corporate books and records;

(c) information regarding marketing and selling plans, business models, business plans, budgets and unpublished financial information, prices and costs, and clients, that reasonably relate to Corporation’s and/or the Affiliates current or proposed services, products and business plans;

(d) information regarding the skills and compensation of other employees or consultants of Corporation and/or the Affiliates;

(e) client and prospective client information; and

(f) information concerning the business and affairs of the Corporation and/or the Affiliates which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, personnel training and techniques and materials, however documented.

As used in this Agreement, the term “Confidential Information” excludes any information that: (i) is or becomes generally available to the public on a non-confidential basis other than as a result of actions by the Employee in violation of this Agreement; (ii) is or becomes available to the Employee on a non-confidential basis from a source other than the Corporation and/or the Affiliates or its representatives that is not, to the knowledge of the Employee prohibited from disclosing such information to the Employee by a legal, contractual, fiduciary or other obligation to the Corporation and/or the Affiliates or another party; or (iii) was known to the Employee at the time of its first disclosure.

“Disability” as defined in Section 7.2.

“Effective Date” the date stated in the first paragraph of the Agreement.

“Good Reason” as defined in Section 7.4.

“Person” any individual, corporation (including any nonprofit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, or governmental body.

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“Term” the term of the Employee's employment under this Agreement.

2. EMPLOYMENT TERMS AND DUTIES

2.1 Employment. The Corporation hereby employs the Employee, and the Employee hereby accepts employment by the Corporation, upon the terms and conditions set forth in this Agreement.

2.2 Term. The Employment Period will commence on the Effective Date and will continue until termination as specified in Section 6 (the “Term”).

2.3 Duties. The Employee will serve as President of the Corporation and the Corporation will cause Employee to be elected as a director on the Board of Directors of the Corporation. Employee shall have such duties, authority, and responsibilities provided for in the Corporation agreement of the Corporation and as customarily recognized for such offices and titles under Delaware law. The Employee will devote his time, attention, skill, and energy to promote the success of the Corporation's business, and will cooperate fully with the Board of Directors in the advancement of the best interests of the Corporation. Nothing in this Section 2.3, however, will prevent the Employee from engaging in additional activities in connection with personal investments and community affairs that are not inconsistent with the Employee's duties under this Agreement. The foregoing shall not be construed as preventing Employee from making investments in other businesses or enterprises provided such investments do not require the provisions of substantial services by Employee to the operations or the affairs of such businesses or enterprises such that the provisions thereof would interfere in any material respect with the performance of Employee's duties hereunder. The Employee will not be assigned additional duties, authority or offices without the Employee’s consent.

3. COMPENSATION

3.1 Basic Compensation

(a) Base Salary. The Employee will be paid an annual salary of $150,000.00, from the Effective Date through the first calendar year from the Effective Date. The Employee will be paid an annual salary of $200,000.00, from the end of the first calendar year from the Effective Date through the end of the second calendar year from the Effective Date. The Employee will be paid an annual salary of $250,000.00, from the end of the second year from the Effective Date through the end of the third year after the Effective Date. The Base Salary will be subject to upward adjustment as provided below which will be payable, subject to such withholdings as are required by law, in equal periodic installments according to the Corporation's customary payroll practices, but not less frequently than monthly. The Base Salary will be reviewed by the Board of Directors not less frequently than annually, and may be adjusted upward at any time in the sole discretion of the Board of Directors.

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(b) The Employee will, during the Employment Period, receive Corporation-sponsored benefits that are available to other senior executives of the Corporation, including life and health insurance and shall be permitted to participate in such employee benefit plans of the Corporation that may be in effect from time to time, to the extent the Employee is eligible under the terms of those plans (collectively, the “Benefits”). Employer shall pay all premiums for Employee and his dependents under any group medical and dental insurance plans.

3.2 Bonus. The Employee shall be eligible for bonus compensation in the amount of $180,000 at the end of the first year after the Effective Date in the event the initial public offering of the Corporation is successful. The Employee shall be eligible for other bonus compensation to be awarded at such times and in such amounts as determined by the Corporation in its sole discretion.

4. EXPENSES

4.1 Business Expenses. The Employee is encouraged and is expected, from time to time, to incur reasonable expenses for promoting the business of the Corporation, including expenses for meals, entertainment, travel, business related charges to Employee’s cellular phone account, if any, and similar items. The Corporation agrees that during the Term of Employment it will reimburse the Employee for such out-of-pocket expenses reasonably incurred by Employee in connection with the performance of Employee’s services hereunder and the promotion of the business and goodwill of the Corporation. In addition, Corporation shall provide Employee with parking within or adjacent to the Employee’s office location.

5. VACATIONS AND HOLIDAYS

During the Employment Period, the Employee will be entitled to vacations with pay, of not less than 30 days per year, and additional time, in accordance with the established practices of the Corporation now or hereafter in effect for executive personnel. Employee is vested in 30 days vacation with pay upon execution of this Agreement. Any unused vacation time in any given calendar year shall be carried forward to succeeding calendar years.

6. TERMINATION PRIOR TO EXPIRATION OF EMPLOYMENT PERIOD

6.1 Events of Termination

The Employment Period will terminate (except as otherwise provided in this Section 6):

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(a) for disability (as defined in Section 6.2), upon not less than sixty days' prior notice from the Corporation to the Employee, or at such later time as such notice may specify; or

(b)for Cause (as defined in     Section 6.3) immediately upon notice from the Corporation to the Employee, or at such later time as such notice may specify; or

(c)for Good Reason (as defined in Section 6.4) upon not less than thirty days' prior notice from the Employee to the Corporation or at such later time as such notice may specify; or

(d) upon the death of the Employee; or

(e) upon thirty (30) days written notice from Employee; or

(f) upon thirty (30) days written notice from Employer.

6.2 Definition of Disability. For purposes of Section 6.1, the Employee will be deemed to have a “disability” if, for physical or mental reasons, the Employee is unable to perform the essential functions of the Employee's duties under this Agreement for ninety (90) consecutive days, or ninety (90) days during any twelve (12) month period, as determined in accordance with this Section 6.2. If the Employee is covered under a disability insurance policy, then whether the Employee has a “disability” shall be determined in accordance with the terms of such policy. Otherwise, the disability of the Employee will be determined by a medical doctor selected by written agreement of the Corporation and the Employee upon the request of either party by notice to the other. If the Corporation and the Employee cannot agree on the selection of a medical doctor, each of them will select a medical doctor and the two medical doctors will select a third medical doctor who will determine whether the Employee has a disability. The determination of the medical doctor selected under this Section 6.2 will be binding on both parties. The Employee must submit to a reasonable number of examinations by the medical doctor making the determination of disability under this Section 6.2, and the Employee hereby authorizes the disclosure and release to the Corporation of such determination and all supporting medical records. If the Employee is not legally competent, the Employee's legal guardian or duly authorized attorney - in - fact will act in the Employee's stead, under this Section 6.2, for the purposes of submitting the Employee to the examinations, and providing the authorization of disclosure, required under this Section 6.2.

6.3 Definition of “Cause.” “Cause” means:

(a) the Employee's willful breach of this Agreement;

(b) the appropriation of a material business opportunity of the Corporation, including attempting to secure or securing any personal profit in connection with any transaction entered into on behalf of the Corporation without the consent of the Corporation;

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(c) the misappropriation of any of the Corporation's funds or property;

(d) the conviction of, the indictment for (or its procedural equivalent), or the entering of a guilty plea or plea of no contest with respect to, a felony or a misdemeanor involving fraud, embezzlement or theft.

The Corporation shall not be entitled to give notice of termination of employment for Cause pursuant to subsection (a) through (c) above until the Corporation gives Employee at least fifteen (15) days written notice of any such cause, stating with particularity the facts and circumstances forming the basis of such cause and Employee is given an opportunity to cure such claims within such fifteen (15) day period.

6.4 Definition of “Good Reason.” The phrase “Good Reason” means any of the following:

(a) the Corporation's material breach of this Agreement;

(b) the assignment of the Employee without his consent to a position, responsibilities, or duties of a materially lesser status or degree of responsibility than his position, responsibilities, or duties at the Effective Date;

(c) the requirement by the Corporation that the Employee be based anywhere other than the Corporation's principal executive offices, in either case without the Employee's consent;

(d) a material decrease in Employee’s Base Salary in violation of Section 3.1(a);

(e) a material change in the Corporation’s operating policy, as compared to Corporation’s operations immediately prior to such change that materially and adversely curtails or interferes with the Employee’s ability to perform the services required of Employee’s position;

(g) a Change of Control (as defined below); or

(h) the occurrence of circumstances establishing constructive discharge under the common law of the State of Texas.

6.5 Effect of Termination Upon Disability. In the event of termination of employment by reason of disability:

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(a) The Corporation will pay Employee his Base Salary in accordance with the Corporation’s payroll schedule until the end of the month in which the first anniversary of Employee’s termination for disability is effective; and

(b) The Corporation will pay Employee the cash value of any accrued unused vacation time from previous calendar years; and

(c) The Corporation will pay Employee all earned or accrued and unpaid Benefits through the end of the month in which Employee’s termination for disability occurs; and

(d) The Corporation will reimburse Employee for all unreimbursed expenses, in accordance with Sections 4.1 and 4.2.

6.6 Effect of Termination for Cause. In the event the Corporation terminates Employee’s employment for cause:

(a) The Corporation will pay Employee his Base Salary through the end of the month in which termination is effective; and

(b) The Corporation will pay Employee the cash value of any accrued unused vacation time from previous calendar years; and

(c) The Corporation will pay Employee all earned or accrued and unpaid Benefits; and

(d) The Corporation will reimburse Employee for all unreimbursed expenses, in accordance with Sections 4.1 and 4.2; and

(e) The Corporation’s obligation to make any other payments shall immediately terminate.

6.7 Termination by the Employee for Good Reason. If the Employee terminates this Agreement for good reason:

(a) The Corporation will pay the Employee's Base Salary for eighteen (18) months from the end of the month in which the termination is effective; and

(b) The Corporation will pay Employee the cash value of any accrued unused vacation time from previous calendar years; and

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(c) The Corporation shall pay Employee all earned or accrued and unpaid Benefits for eighteen (18) months from the end of the month in which the termination is effective; and

(d) The Corporation will reimburse Employee for all unreimbursed expenses, in accordance with Sections 4.1 and 4.2; and

(e) The Employee shall receive all Benefits (including health insurance) in accordance with Section 3.1 and life insurance in accordance with Section 4.3 for eighteen (18) months after the month in which the termination is effective; and

(f) The Employee may exercise the Put Option.

6.8 Termination upon Death. If this Agreement is terminated because of the Employee's death, the Employee’s legal representatives shall be entitled to receive:

(a) the Employee's Base Salary for the a period of twelve (12) months from the end of the month in which the Employee’s death occurs; and

(b) the cash value of any accrued unused vacation time from previous calendar years; and

(c) all earned or accrued and unpaid Benefits through the end of the month in which the Employee’s death occurs; and

(d) all unreimbursed expenses, in accordance with Sections 4.1 and 4.2.

6.9 Termination upon Notice by Employee. If the Employee terminates this Agreement without Good Reason, then:

(a) The Corporation shall pay Employee his Base Salary through the end of the month in which the termination is effective; and

(b) The Corporation shall pay Employee the cash value of any accrued unused vacation time from previous calendar years; and

(c) Employee shall receive all earned or accrued and unpaid Benefits through the end of the month in which Employee’s termination is effective; and

(d) The Corporation will reimburse Employee for all unreimbursed expenses, in accordance with Sections 4.1 and 4.2; and

(e) the Corporation’s obligation to make any other payments shall immediately terminate.

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6.10 Termination upon Notice by Employer. If the Employer terminates this Agreement without Cause, then:

(a) The Corporation will pay the Employee's Base Salary for eighteen (18) months from the end of the month in which the termination is effective; and

(b) The Corporation will pay Employee the cash value of any accrued unused vacation time from previous calendar years; and

(c) The Corporation shall pay Employee all earned or accrued and unpaid Benefits for eighteen (18) months from the end of the month in which the termination is effective; and

(d) The Corporation will reimburse Employee for all unreimbursed expenses, in accordance with Sections 4.1 and 4.2; and

(e) The Employee shall receive all Benefits (including health insurance) in accordance with Section 3.1 and life insurance in accordance with Section 4.3 for eighteen (18) months after the month in which the termination is effective; and

(f) The Employee may exercise the Put Option.

6.11 Other Benefits upon Termination. The Employee's accrual of, or participation in employee benefit plans will cease at the effective date of the termination of this Agreement, and the Employee will be entitled to accrued benefits pursuant to such plans as provided in such plans or as required under applicable law. Except in the case of termination by the Corporation for Cause, the Employee will receive compensation for any vacation, holiday, sick leave, or other leave unused as of end of the month in which the termination of employment occurs.

7. CHANGE IN CONTROL

For purposes of this Agreement, a "Change of Control" shall be deemed to have taken place if: (i) a third person, entity or group of persons, including a "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, becomes the beneficial owner of fifty percent 40% or more of either the outstanding shares of common stock or the combined voting power of Corporation’s then outstanding voting securities entitled to vote generally upon any corporate action proposed to shareholders for approval or adoption; or (ii) as a result of, or in connection with, any cash tender or securities exchange offer, merger, or other business combination, sale of assets or contested election, or any combination of the foregoing transactions (a "Transaction"), the persons who were directors of the Corporation before the Transaction shall cease to constitute a majority of the Board of the Corporation or any successor corporation.

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8. NON - DISCLOSURE COVENANT

8.1 Acknowledgments by the Employee. The Employee acknowledges that:

(a) during the Employment Period and as a part of his employment, the Employee will be afforded access to Confidential Information;

(b) public disclosure of such Confidential Information could have an adverse effect on the Corporation and its business; and

(c) the provisions of this Section 8 are reasonable and necessary to prevent the improper use or disclosure of Confidential Information.

8.2 Agreements of the Employee. In consideration of the compensation and benefits to be paid or provided by the Corporation under this Agreement, the Employee covenants as follows:

(a) Confidentiality. During the Employment Period and for a period of one (1) year after the date of termination of the Term of Employment, regardless of the reason for termination and regardless of whether termination be by Corporation or Employee, the Employee will hold in confidence the Confidential Information and will not disclose it to any person except with the specific prior written consent of the Corporation or except as otherwise expressly permitted by the terms of this Agreement.

(b) Non-Competition Covenant. So long as Employee is employed by Corporation and for a period of one (1) year after the date of termination of the Term of Employment, unless such termination is by Employee for Good Reason as provided in Section 6.7 or by the Corporation without Cause as provided in Section 6.10, in which event the provisions of this Section 8.2(b) shall not apply, the Employee specifically agrees that he will not in North America, for himself, on behalf of, or in conjunction with any person, firm or corporation other than the Corporation (either as principal, employee, shareholder, member, director, manager, partner, advisor, consultant, owner or part - owner of any corporation, Corporation or any type of business entity) do any of the following:

(i) engage or participate in the Business of the Corporation;

(ii) enter the employ of or render any services to any person actively engaged in or directly competitive with the Business;

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(iii) directly or indirectly participate in the ownership, management, operation, financing or control of, or be employed by or consult for or otherwise render services to, any person, corporation, firm or other entity that actively and directly competes with Corporation in the Business; or

(iv) directly solicit for employment any employee of the Corporation or any person who was employed by the Corporation within six (6) months prior to such solicitation.

9. GENERAL PROVISIONS

9.1 Injunctive Relief and Additional Remedy.

(a) The Employee acknowledges that the injury that would be suffered by the Corporation as a result of a breach of the provisions of Section 8 of this Agreement would be irreparable and that an award of monetary damages to the Corporation for such a breach would be an inadequate remedy. Consequently, the Corporation will have the right, in addition to any other rights and remedies, including the recovery of money damages, it may have, to obtain injunctive relief to restrain any breach or threatened breach or otherwise to specifically enforce any provision of this Agreement, and the Corporation will not be obligated to post bond or other security in seeking such relief. Without limiting the Corporation's rights under this Section 9, or any other remedies of the Corporation, if the Employee breaches any of the provisions of Section 8, the Corporation will have the right to cease making any payments otherwise due to the Employee under this Agreement.

(b) The Employee's covenants in Section 8 are independent covenants and the existence of any claim by the Employee against the Corporation under this Agreement or otherwise, or against the Buyer, will not excuse the Employee's breach of any covenant in Section 8.

(c) If the Employee's employment hereunder expires or is terminated, this Agreement will continue in full force and effect as is necessary or appropriate to enforce the covenants and agreements of the Employee in Section 8; provided that the Corporation has fulfilled all obligations to Employee hereunder upon such termination.

9.2 Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by either party in exercising any right, power, or privilege under this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law:

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(a) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party;

(b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and

(c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

9.3 Binding Effect; Delegation of Duties Prohibited. This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors, assigns, heirs, and legal representatives, including any entity with which the Corporation may merge or consolidate or to which all or substantially all of its assets may be transferred. The duties and covenants of the Employee under this Agreement, being personal, may not be delegated.

9.4 Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when:

(a) delivered by hand (with written confirmation of receipt),

(b) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or

(c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

If to Corporation:	Interstate Data USA, Inc.
c/o Mr. Vince Ebuh
1980 Post Oak Blvd. Suite 1460
Houston, Texas 77056

If to Employee:	Randy R. Carpenter

10.5 Entire Agreement; Amendments. This Agreement and the Option Agreement contain the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof. This Agreement may not be amended orally, but only by an agreement in writing signed by the parties hereto.

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10.6 Governing Law. This Agreement will be governed by the laws of the State of Texas without regard to conflicts of laws principles.

10.7 Section Headings; Construction. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement unless otherwise specified. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

10.8 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

10.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date above first written above.

EMPLOYEE:
/s/ Randy R. Carpenter
Randy R. Carpenter

CORPORATION:

INTERSTATE DATA USA, INC.

By: /s/ Vincent O. Ebuh
Name: Vincent O. Ebuh Title: Chairman

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